UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
March 22, 2016

GREEN PLAINS PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-37469	47-3822258
(Commission file number)	(IRS employer identification no.)

450 Regency Parkway, Ste. 400, Omaha, Nebraska	68114
(Address of principal executive offices)	(Zip code)

(402) 884-8700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2016, Patrick C. Eilers, who has served as chairman of Green Plains Partners LP’s board of directors, chairman of the board’s conflicts committee and a  member of the board’s audit committee since the partnership’s initial public offering in 2015,  informed the partnership of his resignation, effective immediately.  Mr.  Eilers accepted a position with a firm that has a policy restricting its employees from serving on the board of directors of a public company. His resignation was not the result of any disagreement related to the partnership’s operations, policies or practices.

Mr. Eilers’ resignation has created a vacancy on the partnership’s board of directors and audit committee for an independent member of the board. The partnership notified Nasdaq on March 22, 2016,  that it was not in compliance with Nasdaq Listing Rules 5605(c)(2)(A) and 5615(b)(1), which require the audit committee of a company, recently listed with Nasdaq in connection with its initial public offering, to have at least two members who satisfy the independence requirements in Nasdaq Listing Rule 5605(a)(2) within 90 days of its initial public offering. The partnership also informed Nasdaq it intends to rely on the cure period provided by Nasdaq Listing Rule 5605(c)(4)(B) to establish compliance with Listing Rules 5605(c)(2)(A) and 5615(b)(1). The partnership is actively searching for two independent directors to join the partnership’s board of directors and audit committee to replace Mr. Eilers and appoint its third independent director to the board, which is required in accordance with the phase-in requirements of Rule 5615(b)(1), by July 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2016	GREEN PLAINS PARTNERS LP By: /s/ Jerry L. Peters Jerry L. Peters Chief Financial Officer (Principal Financial Officer)